Exhibit 99.1

FOR:	UCBH HOLDINGS, INC.

APPROVED BY:	Thomas S. Wu
Chairman, President and Chief Executive Officer

CONTACT:	Jonathan H. Downing
Executive Vice President
Director of Corporate Development and Investor Relations
(415) 315-2800

EVC Group
Investor Relations: Douglas M. Sherk, Jenifer Kirtland
(415) 896-6820
Media Relations: Steve DiMattia
(646) 277-8706
For Immediate Release
UCBH HOLDINGS, INC. REPORTS THIRD QUARTER RESULTS
· Topline Growth of 19.2%
· Net Interest Income Growth of 10.0%
· Noninterest-Bearing Deposit Account Growth of $85.0 Million, or 59.8% Annualized
· Loan Originations of $908.9 Million and Loan Pipeline of $1.80 Billion
· Commercial Business Loan Commitments of $325.8 Million
· Construction Loan Commitments of $301.4 Million
· Nonperforming Asset Ratio Decreases to 0.12%
     SAN FRANCISCO, October 26, 2006 — UCBH Holdings, Inc. (Nasdaq: UCBH), the holding company of United Commercial Bank (UCB™), today reported net income of $25.6 million for the third quarter ended September 30, 2006, compared with net income of $25.5 million for the third quarter ended September 30, 2005. The diluted earnings per common share were $0.26 for the third quarter of 2006, compared with $0.27 for the corresponding period of 2005.
     Chairman, President and Chief Executive Officer, Thomas S. Wu said, “During the third quarter of 2006, UCBH continued to make solid progress in executing our strategic plan, as we build noninterest-bearing deposit accounts, and grow our commercial business and construction loan portfolios. Having ended the third quarter with a very strong loan pipeline, we anticipate solid loan originations and loan growth in the fourth quarter of 2006.
     “We are especially pleased to announce the proposed acquisition of Summit Bank Corporation. The acquisition of Summit allows UCBH to expand into new markets in Atlanta, Georgia and Houston, Texas where there is a rapidly growing Chinese population, and to expand our presence in the Silicon Valley area just south of San Francisco. In addition, Summit’s existing representative office in Shanghai complements our Greater China expansion strategy.”
     Third quarter 2006 highlights include:
     Revenue Growth:
•	Net interest income increased by $6.0 million, or 10.0%, for the third quarter of 2006, compared with the corresponding quarter of 2005.
•	Noninterest income increased by $6.4 million, or 140.4%, for the third quarter of 2006, compared with the corresponding quarter of 2005.

1

•	The net interest margin was 3.43% for the third quarter of 2006, compared with 3.58% for the third quarter of 2005 and 3.50% for the second quarter of 2006.
     Deposit Growth:
•	Noninterest-bearing accounts increased by $85.0 million during the third quarter of 2006, or 59.8% annualized.
•	Core deposits increased by $85.0 million during the third quarter of 2006, or 12.2% annualized.
•	Certificates of Deposit (“CDs”) increased by $57.2 million during the third quarter of 2006, or 6.6% annualized.
•	Total deposits increased by $142.2 million during the third quarter of 2006, or 9.1% annualized.
     Commercial Loan Growth:
•	Commercial loans held in portfolio increased by $94.9 million, or 7.2% annualized, during the third quarter of 2006.
•	Commercial business loans increased by $28.1 million, or 10.0% annualized, during the third quarter of 2006.
•	Construction loans increased by $170.3 million, or 96.0% annualized, during the third quarter of 2006.
     Internal Securitization and Loan Sales:
•	$175.9 million of residential mortgage (one-to-four family) loans were internally securitized during the quarter. The resulting mortgage-backed securities are included in the available-for-sale securities portfolio at September 30, 2006.
•	Multifamily loan sales were $100.9 million for the quarter.
•	Commercial real estate loan sales were $143.8 million for the quarter.
•	Total loan growth for the quarter excluding loan securitizations and sales was $232.2 million, or 15.0% annualized.
     New Loan Commitments:
•	New loan commitments were $908.9 million for the third quarter of 2006, compared with $990.3 million for the third quarter of 2005. The loan commitments in the third quarter of 2006 were concentrated in commercial business and construction commitments, while those in the third quarter of 2005 were concentrated in real estate loans.
•	New commercial business loan commitments were $325.8 million, an increase of $95.1 million, or 41.2%, compared with commercial business loan commitments of $230.7 million for the third quarter of 2005. These loan commitments are expected to continue to be drawn upon during the balance of 2006 and into 2007.
•	New construction loan commitments were $301.4 million, an increase of $160.7 million, or 114.2%, compared with construction loan commitments of $140.8 million for the third quarter of 2005. These loan commitments in the third quarter of 2006 are expected to be drawn upon during the balance of 2006 and into early 2007.
     Asset Quality:
•	The nonperforming asset ratio was 0.12% at September 30, 2006, compared with a nonperforming asset ratio of 0.16% at September 30, 2005, and 0.24% at year-end 2005.
•	Loan delinquency ratio was 0.31% at September 30, 2006, compared with 0.93% at September 30, 2005, and 0.48% at year-end 2005.
•	Net loan charge-offs were $2.3 million for the third quarter of 2006, or 0.15% annualized. Such charge-offs were fully reserved in prior quarters. This compares with net loan charge-offs of $60,000 for the third quarter of 2005.
•	The provision for loan losses was $936,000 for the third quarter of 2006, compared with a negative provision of $105,000 for the corresponding quarter of 2005.

     Corporate Strategies:
     The Company’s strategy is to improve profitability by restructuring its balance sheet towards higher-yielding assets and building its base of lower-cost core deposits. In addition, it seeks to expand its presence in geographical areas serving the Chinese community and American companies doing business in Greater China. Specifically,
•	The Company remains focused on restructuring its loan portfolio by increasing higher-yielding commercial business and construction loan commitments, and reducing real estate loan concentration.
•	The Company plans to increase its commercial business loan commitments, primarily international trade finance, and construction loan commitments, which will also have a favorable impact on generating noninterest-bearing checking accounts as those types of loans typically carry higher DDA balances than do real estate loans. In addition, international trade finance loans generate trade fee income for the Bank and boost noninterest income and will help to diversify the income sources of UCBH.
•	The Company is actively engaged in gathering core deposit accounts by increasing commercial business lending activities and ongoing retail banking strategies.
•	The Company will open one branch in Southern California and one branch in New York in the fourth quarter of this year.
     Corporate Development:
•	UCBH Holdings, Inc. entered into a definitive agreement to acquire Summit Bank Corporation, the holding company of The Summit National Bank, a $656.7 million commercial bank headquartered in Atlanta, Georgia. The acquisition will initiate UCBH’s expansion in the Atlanta, Georgia and Houston, Texas markets and will increase its presence in the San Francisco South Bay (Silicon Valley) area. Summit currently operates five branches in metropolitan Atlanta, one in Houston, Texas and two just south of San Francisco. In addition, Summit has a representative office in Shanghai, China, a location where UCBH had plans to open a representative office in 2007. Summit has a strong international trade finance platform, which complements that of UCBH. UCBH management anticipates that the transaction, which is expected to close in the first quarter of 2007, will be marginally accretive to earnings per share in 2007 and thereafter.
     Operating Ratios
     The annualized return on average assets (“ROA”) for the quarter ended September 30, 2006, was 1.24%, and the annualized return on average equity (“ROE”) for the quarter ended September 30, 2006, was 15.51%. The ROA and ROE for the third quarter of 2005 were 1.43% and 18.97%, respectively. The efficiency ratio was 48.54% for the third quarter of 2006, compared with 40.15% for the corresponding period of 2005.
     Net Income and Net Interest Income
     Net income was $25.6 million for the quarter ended September 30, 2006, compared with $25.5 million for the corresponding quarter of the prior year.
     Net interest income before provision for loan losses for the quarter ended September 30, 2006 increased by $6.0 million, or 10.0%, to $66.1 million, compared with $60.1 million for the same period of 2005. The growth was primarily due to organic balance sheet growth and the acquisitions of Pacifica Bancorp, Inc. (“Pacifica”) and Asian American Bank & Trust Company (“AABT”), which closed in the fourth quarter of 2005.
     The net interest margin was 3.43% for the quarter ended September 30, 2006, compared with 3.58% for the corresponding quarter of 2005. The net interest margin for the second quarter of 2006 was 3.50%, which included approximately three basis points of prepayment penalty collections. The decrease in the net interest margin reflects the impact of higher interest paid on money market accounts and CDs resulting from increases in market interest rates and the runoff of savings accounts due to the current market interest rate environment. The average cost of deposits during the third quarter of 2006 was 3.59%, compared with 2.39% for the third quarter ended September 30, 2005. The 120 basis point increase in the average cost of deposits reflects the increase in market interest rates and the change in deposit mix. The increase in the average cost of deposits was largely offset by a 93 basis point increase in the yield on interest-earning assets.

     Noninterest Income
     Noninterest income increased to $11.0 million for the quarter ended September 30, 2006, compared with $4.6 million for the corresponding quarter of 2005, primarily due to increases in commercial banking fees and gains on sales of loans. Commercial banking fees increased by $940,000, or 34.2%, to $3.7 million for the third quarter of 2006, compared with commercial banking fees of $2.7 million for the corresponding quarter of 2005. The increase reflects the growth in trade finance activity, merchant card activity and other commercial banking fees. Gain on sale of commercial and multifamily real estate loans increased to $5.2 million, compared with $1.3 million for the corresponding quarter of 2005, due to increased sales volumes and higher spreads.
     Noninterest Expense
     Noninterest expense for the third quarter of 2006 increased by 44.1%, to $37.4 million, from $26.0 million for the corresponding quarter of 2005. This increase was primarily a result of increased personnel costs, occupancy-related expenses, data processing expenses and miscellaneous expenses. In the third quarter of 2006, personnel expense increased 54.3% to $19.9 million, compared with $12.9 million for the third quarter of 2005. This increase resulted from the ongoing salaries and benefits expenses associated with the acquisitions of Pacifica and AABT which were completed in the fourth quarter of 2005, staffing increases required to support the growth of the Bank’s commercial banking business, the opening of new branches, the expansion of the Bank’s infrastructure to support a growing organization and expenses related to acquisitions. Occupancy expenses increased by $1.4 million to $4.4 million in the third quarter of 2006, primarily related to the two acquisitions and new branch openings in California and New York. Data processing expenses increased by $559,000 to $2.3 million in the third quarter of 2006, as a result of the growth of the organization and the two acquisitions. Other general and administrative expenses increased by $1.7 million to $5.4 million in the third quarter of 2006, compared with $3.7 million in the third quarter of 2005. This increase reflects the increase in advertising and promotion expenses and merchant card expenses, as well as increased expenses resulting from the growth of the Bank.
     Deposits
     Total deposits increased by $117.3 million, or 2.5% annualized, to $6.38 billion at September 30, 2006, from $6.26 billion at December 31, 2005. Noninterest-bearing deposits increased by $94.7 million, or 22.6% annualized, to $653.3 million, at September 30, 2006, compared with $558.6 million, at December 31, 2005. Checking accounts increased by $173.3 million, or 13.0% annualized, to $1.96 billion at September 30, 2006, from $1.78 billion at December 31, 2005. Savings account balances decreased by $42.9 million, or 6.1% annualized, during the first nine months of 2006, reflecting the migration of savings balances to higher-yielding money market and CD accounts. CDs decreased by $13.0 million, or 0.5% annualized, during the first nine months of 2006, reflecting the competitive pricing for deposits in the market. The average cost of deposits for the quarter ended September 30, 2006 increased to 3.59%, from 3.22% for the quarter ended June 30, 2006, and 2.72% for the quarter ended December 31, 2005, reflecting the increase in market interest rates. The net loan-to-deposit ratio improved to 92.97% at September 30, 2006, from 98.16% at June 30, 2006 and 94.68% at December 31, 2005.
     Loans
     Total loans, including loans held for sale, decreased by $6.0 million, or 0.01% annualized, during the nine months ended September 30, 2006, following the sale of $656.0 million of commercial real estate and multifamily loans and the internal securitization of $175.9 million of residential mortgage (one-to-four family) loans, which is discussed in the Securities section below. Prior to the loan sales and the internal securitization, the total loans increased by $842.5 million, or 18.7% annualized, during nine months ended September 30, 2006. The sale of the loans is part of the Company’s strategy to reduce its concentration in commercial real estate and multifamily loans and increase its commercial business loans and trade finance facilities.
     Loans held in portfolio increased by $27.7 million, or 0.63% annualized, during the first nine months of 2006, to $5.87 billion, reflecting the strong growth in commercial business and construction loan commitments, offset by the planned reduction in commercial real estate and multifamily real estate loans. This compares with loans held in portfolio of $5.84 billion at December 31, 2005. Loans held for sale decreased by $33.7 million, or 28.7% annualized, during the first nine months of 2006, to $123.0 million. This compares with loans held for sale of $156.7 million at December 31, 2005.

     The Bank continued to expand its commercial lending activities in the California, Greater China, New York, New England and Pacific Northwest markets. During the third quarter of 2006, loan growth remained concentrated in the Bank’s commercial business and construction loan portfolios. Commercial business loans totaled $1.16 billion at September 30, 2006. This represents an increase of $291.1 million, or 44.9% annualized, compared with the $863.9 million of commercial business loans as of December 31, 2005. Construction loans totaled $879.5 million at September 30, 2006. This represents an increase of $384.7 million, or 103.6% annualized, compared with the $494.8 million of construction loans as of December 31, 2005. With the strong increases in commercial business loan and construction loan commitments in the third quarter of 2006, the Company expects solid growth of these higher-yielding assets through the remainder of 2006 as the commitments continue be drawn upon.
     Loan Commitments
     New loan commitments of $908.9 million for the third quarter of 2006 were comprised of $874.8 million of commercial loans and $34.1 million of consumer loans. Since the third quarter of 2005, the Company has been executing its strategy to build its portfolios of commercial business and construction loans and decrease its concentration in commercial real estate and multifamily loans. Commercial business loan originations increased by 41.2% to $325.8 million in the third quarter of 2006, compared with $230.7 million in the third quarter of 2005. Construction loan commitments of $301.4 million in the third quarter of 2006 represent a 114.2% increase over construction loan commitments of $140.7 million in the corresponding quarter of 2005. Commercial real estate loan originations decreased 23.9% to $217.3 million in the third quarter of 2006, from $285.5 million in the third quarter of 2005. Multifamily loan originations were $30.2 million for the third quarter of 2006, a decrease of $227.7 million, or 88.3%, from $257.8 million of multifamily loan originations for the third quarter of 2005. Consumer loan originations were $34.1 million in the third quarter of 2006, compared with $75.5 million in the third quarter of 2005.
     Credit Quality and Allowance for Loan Losses
     Total nonperforming assets as of September 30, 2006, were $10.2 million, or 0.12%, reflecting management’s continued focus on maintaining high credit quality assets. This compares with total nonperforming assets of $16.1 million, or 0.19%, at June 30, 2006, and $12.1 million, or 0.16%, at September 30, 2005. Net loan charge-offs were $2.3 million for the quarter ended September 30, 2006, compared with net loan charge-offs of $60,000 for the corresponding quarter of the prior year. Annualized net loan charge-offs for the third quarter of 2006 were 0.15%. There were no charge-offs in the corresponding quarter of 2005.
     The ratio of allowance for loan losses to loans held in portfolio was 0.97% at September 30, 2006, compared with 0.99% at June 30, 2006, and 1.11% at December 31, 2005. The decrease in the ratio of allowance for loan losses is primarily the result of improvements in credit classifications on certain loans and loan loss factor refinements. The ratio of allowance for loan losses to nonperforming loans was 553.63% at September 30, 2006, compared with 366.58% at June 30, 2006, and 476.16% at September 30, 2005. Including the credit reserve for unfunded commitments, the total reserve ratio to loans held in portfolio was 1.07% at September 30, 2006, compared with 1.08% at June 30, 2006 and 1.16% at December 31, 2005. The loan delinquency ratio was 0.31% at September 30, 2006, compared with 0.24% at June 30, 2006 and 0.93% at September 30, 2005.
     Securities
     The securities portfolio was $1.60 billion at September 30, 2006, compared with $1.43 billion at December 31, 2005. The securities portfolio was 19.2% of total assets at September 30, 2006, compared with 17.9% of total assets at December 31, 2005. The Company’s long-term goal is to maintain a securities portfolio between 10% and 15% of total assets. During the quarter of 2006, the Company internally securitized $175.9 million of residential mortgage (one- to-four family) loans for risk-based capital management purposes. In such securitizations, the Bank exchanges residential mortgage (one-to-four family) loans for Fannie Mae (“FNMA”) securities. Residential mortgage loans are generally included in the 50% risk-weight for risk-based capital purposes. FNMA securities are classified as a 20% risk weight. These internal securitizations do not have a cash impact to the Bank, since selected loans from its portfolio loans are exchanged for FNMA securities. Such securities are represented by exactly the same loans previously held in the Bank’s loan portfolio. As a result of the transaction, the residential mortgage (one-to-four family) loan portfolio was decreased by $175.9 million and securities were increased by a like amount. Such securities are included in the available-for-sale securities portfolio at September 30, 2006. In conjunction with its ongoing management of the securities portfolio, the Company sold $89.3 million of lower-yielding securities during the quarter.

     Income Taxes
     The effective tax rate was 34.0% for the third quarter ended September 30, 2006, compared with 34.2% for the corresponding period of 2005. The reduced tax rate in 2006 relates primarily to increased Enterprise Zone tax credits.
     Capital
     Stockholders’ equity increased by $71.8 million, or 15.9% annualized, to $675.3 million at September 30, 2006, from $603.5 million at December 31, 2005. The growth in equity during the quarter resulted from the retention of earnings. The Tier I leverage ratio of the Bank was 8.70% at September 30, 2006, compared with 8.26% at December 31, 2005. The Bank’s capital ratios exceed regulatory requirements, and the Bank continues to be categorized as “well capitalized.” The Company’s capital ratios approximate those of the Bank, and the Company is also categorized as “well capitalized.”
     Third Quarter Earnings Teleconference and Webcast
     UCBH will hold a conference call and audio webcast on October 27, 2006, at 8:00 a.m. Pacific time to discuss the financial results for the Company’s third quarter 2006. The webcast will be available through a link on the Investor Relations page of the Company’s web site at www.ucbh.com. If you are unable to listen to the webcast live, a replay will be available at www.ucbh.com.
     About UCBH Holdings, Inc.
     UCBH Holdings, Inc. is the holding company for United Commercial Bank, a state-chartered commercial bank, which is the leading bank in the United States serving the Chinese community and American companies doing business in Greater China. With $8.35 billion in assets as of September 30, 2006, the Bank has 47 California branches/offices located in the San Francisco Bay Area, Sacramento, Stockton, Los Angeles and Orange counties, four branches in New York, three branches in New England, two branches in the Pacific Northwest, a branch in Hong Kong, and representative offices in Shenzhen, China and Taipei, Taiwan. UCB, with headquarters in San Francisco, provides commercial banking services to small- and medium-sized businesses and professionals in a variety of industries, as well as consumer and private banking services to individuals. The Bank offers a full range of lending activities, including commercial real estate and construction loans, commercial credit facilities, international trade finance, cash management, private client services, loans guaranteed by the U.S. Small Business Administration, residential mortgages, home equity lines of credit, and online banking services for businesses and consumers. For additional information, visit the web site for United Commercial Bank at www.ibankUNITED.com or the web site for UCBH Holdings, Inc. at www.ucbh.com.
     Forward-Looking Statements
     Certain statements contained in this release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon specific assumptions that may or may not prove correct. Forward-looking statements are also subject to known and unknown risks, uncertainties and other factors relating to the Company’s and the Bank’s operations and business environment, all of which are difficult to predict, and many of which are beyond the control of the Company and the Bank. The factors include, among others: economic and business conditions in the areas and markets in which the Company and the Bank operate, particularly those affecting loans secured by real estate; deterioration or improvement in the ability of the Bank’s borrowers to pay their debts to the Bank; market fluctuations such as those affecting interest and foreign exchange rates and the value of securities in which the Bank invests; competition from other financial institutions, whether banks, investment banks, insurance companies or others; the ability of the Bank to assimilate acquisitions, enter new markets and lines of business, and open new branches, successfully; changes in business strategies; changes in tax law and governmental regulation of financial institutions; demographic changes; and other risks and uncertainties, including those discussed in the documents the Company files with the Securities and Exchange Commission (“SEC”). The foregoing may cause the actual results and performance of the Company and the Bank to be materially different from the results and performance indicated or suggested by the forward-looking statements. Further description of the risks and uncertainties are included in detail in the Company’s current, quarterly and annual reports, as filed with the SEC.
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(Tables Follow)

UCBH Holdings, Inc. & Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in Thousands, Except Share and Par Value Amounts)
(Unaudited)

	September 30,	December 31,
	2006	2005
ASSETS
Noninterest-bearing cash	$79,953	$101,002
Interest-bearing cash	114,911	99,070
Federal funds sold	18,202	2,993

Cash and cash equivalents	213,066	203,065

Securities purchased under agreements to resell	175,000	—
Investment and mortgage-backed securities available for sale, at fair value	1,307,791	1,117,724
Investment and mortgage-backed securities held to maturity, at cost	295,451	308,608
Federal Home Loan Bank stock and other equity investments	92,035	75,445
Loans held for sale	123,040	156,740

Loans held in portfolio	5,866,325	5,838,660
Allowance for loan losses	(56,630)	(64,542)

Loans held in portfolio, net	5,809,695	5,774,118

Accrued interest receivable	45,382	37,750
Premises and equipment, net	97,413	98,289
Goodwill	103,234	106,648
Core deposit intangibles, net	12,077	14,981
Mortgage servicing rights, net	13,533	10,642
Other assets	64,010	61,627

Total assets	$8,351,727	$7,965,637

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-bearing deposits	$653,311	$558,649
Interest-bearing deposits	5,728,181	5,705,520

Total deposits	6,381,492	6,264,169

Securities sold under agreements to repurchase	300,000	—
Short-term borrowings	9,787	279,425
Subordinated debentures	150,520	150,520
Accrued interest payable	17,090	12,582
Long-term borrowings	731,225	562,033
Other liabilities	86,337	93,394

Total liabilities	7,676,451	7,362,123

Common stock	946	940
Additional paid-in capital	254,619	247,340
Retained earnings	441,117	375,220
Accumulated other comprehensive loss	(21,406)	(19,986)

Total stockholders’ equity	675,276	603,514

Total liabilities and stockholders’ equity	$8,351,727	$7,965,637

UCBH Holdings, Inc. & Subsidiaries
Condensed Consolidated Statement of Operations
(Dollars in Thousands, Except Share and Per Share Amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Interest and dividend income:
Loans	$114,752	$87,684	$331,926	$233,544
Investment and mortgage-backed securities:
Taxable	16,220	13,439	44,895	41,600
Nontaxable	2,686	2,692	8,062	7,927
FHLB stock	1,313	5	2,308	645
Federal funds sold and deposits with banks	1,682	226	3,920	1,225
Securities purchased under agreements to resell	1,239	—	1,239	—

Total interest and dividend income	137,892	104,046	392,350	284,941

Interest expense:
Deposits	56,702	33,410	150,797	82,077
Securities sold under agreements to repurchase	1,908	—	2,829	—
Short-term borrowings and federal funds purchased	1,523	4,062	8,167	7,031
Subordinated debentures	3,095	1,967	8,845	6,714
Long-term borrowings	8,540	4,491	23,958	13,991

Total interest expense	71,768	43,930	194,596	109,813

Net interest income	66,124	60,116	197,754	175,128
Provision for (recovery of) loan losses	936	(105)	2,492	2,860

Net interest income after provision for loan losses	65,188	60,221	195,262	172,268

Noninterest income:
Commercial banking fees	3,682	2,743	11,193	7,584
Service charges on deposits	1,006	758	2,658	2,273
Gain (loss) on sale of securities, net	208	—	206	(5)
Gain on sale of SBA loans, net	704	715	2,306	2,638
Gain on sale of multifamily and commercial real estate loans, net	5,212	1,314	13,361	7,749
Lower of cost or market adjustment on loans held for sale	—	(773)	150	(773)
Equity loss in other equity investments	(253)	(510)	(761)	(1,780)
Acquisition termination fee	—	—	5,000	—
Other fees	409	316	1,061	591

Total noninterest income	10,968	4,563	35,174	18,277

Noninterest expense:
Personnel	19,900	12,895	66,372	42,744
Occupancy	4,400	3,006	11,815	8,914
Data processing	2,257	1,698	7,584	5,084
Furniture and equipment	1,862	1,535	5,297	4,631
Professional fees and contracted services	2,428	2,436	8,223	7,727
Deposit insurance	194	182	600	559
Communication	284	211	788	706
Core deposit intangible amortization	668	205	1,690	747
Loss (gain) on extinguishment of subordinated debentures and borrowings	—	89	(360)	1,285
Other general and administrative	5,426	3,714	15,289	11,215

Total noninterest expense	37,419	25,971	117,298	83,612

Income before income tax expense	38,737	38,813	113,138	106,933
Income tax expense	13,167	13,290	38,743	34,240

Net income	$25,570	$25,523	$74,395	$72,693

Earnings per share:
Basic	$0.27	$0.28	$0.79	$0.79
Diluted	$0.26	$0.27	$0.76	$0.76

Dividends declared per share	$0.030	$0.025	$0.090	$0.075

Average shares outstanding:
Basic	94,523,317	91,799,715	94,357,245	91,552,743
Diluted	97,978,652	95,418,655	97,974,429	95,461,752

UCBH Holdings, Inc. & Subsidiaries
Supplemental Data
(Dollars in Thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Operating Ratios and Other Data:
Return on average assets	1.24%	1.43%	1.22%	1.44%
Return on average equity	15.51	18.97	15.68	18.85
Efficiency ratio (1)	48.54	40.15	50.36	43.23
Noninterest expense to average assets	1.81	1.46	1.93	1.65
Average equity to average assets	7.96	7.56	7.80	7.63
Dividend payout ratio (2)	11.54	9.26	11.84	9.87
Net loan charge-offs to average loans	0.15	—	0.17	—

New Loan Commitments:
Loans held for sale:
Commercial:
Secured by real estate — nonresidential	$6,263	$11,293	$39,188	$50,396
Secured by real estate — multifamily	—	90,989	—	489,968

Total commercial loans	6,263	102,282	39,188	540,364

Consumer:
Residential mortgage (one-to-four family)	1,846	—	3,097	325

Total loans held for sale commitments (3)	8,109	102,282	42,285	540,689

Loans held in portfolio:
Commercial:
Secured by real estate — nonresidential	211,040	274,192	583,092	858,759
Secured by real estate — multifamily	30,204	166,865	164,440	411,424
Construction	301,446	140,747	787,304	449,692
Business	325,799	230,708	888,564	536,734

Total commercial loans	868,489	812,512	2,423,400	2,256,609

Consumer:
Residential mortgage (one-to-four family)	24,457	65,129	70,817	153,204
Other	7,832	10,382	24,377	30,730

Total consumer loans	32,289	75,511	95,194	183,934

Total loans held in portfolio commitments (3)	900,778	888,023	2,518,594	2,440,543

Total loan commitments (3)	$908,887	$990,305	$2,560,879	$2,981,232

Average Loan Balances:
Commercial:
Secured by real estate — nonresidential	$2,161,216	$2,416,632	$2,315,634	$2,219,035
Secured by real estate — multifamily	1,440,952	1,344,686	1,494,214	1,269,277
Construction	769,698	363,222	644,227	336,341
Business	1,095,322	640,878	974,554	570,503

Total commercial loans	5,467,188	4,765,418	5,428,629	4,395,156

Consumer:
Residential mortgage (one-to-four family)	558,727	530,621	593,396	483,097
Other	56,338	53,200	55,120	51,951

Total consumer loans	615,065	583,821	648,516	535,048

Total loans	$6,082,253	$5,349,239	$6,077,145	$4,930,204

(1)	Represents noninterest expense divided by the total of our net interest income before provision for loan losses and our noninterest income.

(2)	Represents dividends declared per share as a percentage of diluted earnings per share.

(3)	Excludes commitments related to loan participations.

UCBH Holdings, Inc. & Subsidiaries
Average Yields Earned/Rates Paid
(Dollars in Thousands)
(Unaudited)

	Three Months Ended September 30, 2006			Three Months Ended September 30, 2005
		Interest	Average Yields		Interest	Average Yields
	Average	Income/	Earned/	Average	Income/	Earned/
	Balance	Expense	Rates Paid	Balance	Expense	Rates Paid
Nontaxable equivalent basis:
Interest-earning assets Loans (1)(2)	$6,082,253	$114,752	7.55%	$5,349,239	$87,684	6.56%
Taxable securities (3)	1,326,243	16,220	4.89	1,193,646	13,439	4.50
Nontaxable securities (3)	224,155	2,686	4.79	225,537	2,692	4.77
FHLB Stock	53,780	1,313	9.77	75,606	5	0.03
Securities purchased under agreements to resell	66,304	1,239	7.47	—	—	—
Other	134,479	1,682	5.00	19,439	226	4.65

Total interest-earning assets	7,887,214	137,892	6.99	6,863,467	104,046	6.06
Noninterest-earning assets	393,819	—		258,604	—

Total assets	$8,281,033	$137,892		$7,122,071	$104,046

Interest-bearing liabilities:
Deposits:
NOW, checking and money market accounts	$1,375,736	$12,055	3.51	$1,149,827	$5,778	2.01
Savings accounts	687,193	2,376	1.38	783,867	2,183	1.11
Time deposits	3,700,199	42,271	4.57	3,196,213	25,449	3.18

Total interest-bearing deposits	5,763,128	56,702	3.94	5,129,907	33,410	2.61
Securities sold under agreements to repurchase	214,130	1,908	3.56	—	—	—
Short-term borrowings and federal funds purchased	123,595	1,523	4.93	444,756	4,062	3.65
Long- term borrowings	696,942	8,540	4.90	351,986	4,491	5.10
Subordinated debentures	150,520	3,095	8.22	110,034	1,967	7.15

Total interest-bearing liabilities	6,948,315	71,768	4.13	6,036,683	43,930	2.91
Noninterest-bearing deposits	558,512	—		451,726	—
Other noninterest-bearing liabilities	114,831	—		95,447	—
Stockholders’ equity	659,375	—		538,215	—

Total liabilities and stockholders’ equity	$8,281,033	$71,768		$7,122,071	$43,930

Net interest-earning assets/net interest income/net interest rate spread (4)	$938,899	$66,124	2.86%	$826,784	$60,116	3.15%

Net interest margin (5)			3.35%			3.50%

Ratio of interest-earning assets to interest-bearing liabilities	1.14x			1.14x

Tax equivalent basis:
Total interest-earning assets (6)	$7,887,214	$139,338	7.07%	$6,863,467	$105,346	6.14%
Total interest-bearing liabilities	6,948,315	71,768	4.13	6,036,683	43,930	2.91

Net interest-earning assets/net interest income/net interest rate spread (4)	$938,899	$67,570	2.94%	$826,784	$61,416	3.23%

Net interest margin (5)			3.43%			3.58%

Average cost of deposits:
Total interest-bearing deposits	$5,763,128	$56,702	3.94%	$5,129,907	$33,410	2.61%
Noninterest-bearing deposits	558,512	—		451,726	—

Total deposits	$6,321,640	$56,702	3.59%	$5,581,633	$33,410	2.39%

(1)	Nonaccrual loans are included in the table for computation purposes; however, interest for such loans is recognized on a cash basis.

(2)	Average loans include loans held for sale.

(3)	Average yield on investment securities is computed using historical cost balances; the yield information does not give effect to changes in fair value that are reflected as a component of stockholders’ equity.

(4)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average interest-earning assets.

(6)	Interest income from nontaxable securities has been adjusted to a tax equivalent basis using a statutory Federal income tax rate of 35.0%. Interest income from nontaxable investment securities calculated on a tax equivalent basis was $4.1 million and $4.0 million for the three months ended September 30, 2006 and 2005, respectively.

UCBH Holdings, Inc. & Subsidiaries
Average Yields Earned/Rates Paid
(Dollars in Thousands)
(Unaudited)

	Nine Months Ended September 30, 2006			Nine Months Ended September 30, 2005
		Interest	Average Yields		Interest	Average Yields
	Average	Income/	Earned/	Average	Income/	Earned/
	Balance	Expense	Rates Paid	Balance	Expense	Rates Paid
Nontaxable equivalent basis:
Interest-earning assets Loans (1)(2)	$6,077,145	$331,926	7.28%	$4,930,204	$233,544	6.32%
Taxable securities (3)	1,247,969	44,895	4.80	1,230,578	41,600	4.51
Nontaxable securities (3)	224,898	8,062	4.78	221,063	7,927	4.78
FHLB Stock	48,765	2,308	6.31	65,648	645	1.31
Securities purchased under agreements to resell	22,344	1,239	7.39	—	—	—
Other	110,620	3,920	4.72	46,603	1,225	3.50

Total interest-earning assets	7,731,741	392,350	6.77	6,494,096	284,941	5.85
Noninterest-earning assets	377,070	—		245,959	—

Total assets	$8,108,811	$392,350		$6,740,055	$284,941

Interest-bearing liabilities:
Deposits:
NOW, checking and money market accounts	$1,297,232	$29,748	3.06	$1,057,833	$13,625	1.72
Savings accounts	720,637	6,767	1.25	856,576	6,906	1.07
Time deposits	3,658,284	114,282	4.17	3,035,668	61,546	2.70

Total interest-bearing deposits	5,676,153	150,797	3.54	4,950,077	82,077	2.21
Securities sold under agreements to repurchase	101,831	2,829	3.70	—	—	—
Short-term borrowings and federal funds purchased	246,143	8,167	4.42	275,508	7,031	3.40
Long- term borrowings	654,684	23,958	4.88	354,146	13,991	5.27
Subordinated debentures	149,046	8,845	7.91	127,150	6,714	7.04

Total interest-bearing liabilities	6,827,857	194,596	3.80	5,706,881	109,813	2.57
Noninterest-bearing deposits	533,698	—		432,622	—
Other noninterest-bearing liabilities	114,485	—		86,278	—
Stockholders’ equity	632,771	—		514,274	—

Total liabilities and stockholders’ equity	$8,108,811	$194,596		$6,740,055	$109,813

Net interest-earning assets/net interest income/net interest rate spread (4)	$903,884	$197,754	2.97%	$787,215	$175,128	3.28%

Net interest margin (5)			3.41%			3.60%

Ratio of interest-earning assets to interest-bearing liabilities	1.13x			1.14x

Tax equivalent basis:
Total interest-earning assets (6)	$7,731,741	$396,691	6.84%	$6,494,096	$288,822	5.93%
Total interest-bearing liabilities	6,827,857	194,596	3.80	5,706,881	109,813	2.57

Net interest-earning assets/net interest income/net interest rate spread (4)	$903,884	$202,095	3.04%	$787,215	$179,009	3.36%

Net interest margin (5)			3.49%			3.68%

Average cost of deposits:
Total interest-bearing deposits	$5,676,153	$150,797	3.54%	$4,950,077	$82,077	2.21%
Noninterest-bearing deposits	533,698	—		432,622	—

Total deposits	$6,209,851	$150,797	3.24%	$5,382,699	$82,077	2.03%

(1)	Nonaccrual loans are included in the table for computation purposes; however, interest for such loans is recognized on a cash basis.

(2)	Average loans include loans held for sale.

(3)	Average yield on investment securities is computed using historical cost balances; the yield information does not give effect to changes in fair value that are reflected as a component of stockholders’ equity.

(4)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average interest-earning assets.

(6)	Interest income from nontaxable securities has been adjusted to a tax equivalent basis using a statutory Federal income tax rate of 35.0%. Interest income from nontaxable investment securities calculated on a tax equivalent basis was $12.4 million and $11.8 million for the nine months ended September 30, 2006 and 2005, respectively.

UCBH Holdings, Inc. & Subsidiaries
Selected Financial Data
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

	September 30,	December 31,
	2006	2005
Selected loan data:
Loans held for sale:
Commercial:
Secured by real estate — nonresidential	$120,738	$154,087
Commercial business	1,224	2,653

Total commercial loans	121,962	156,740

Consumer:
Residential mortgage (one-to-four family)	1,078	—

Total loans held for sale (1)	$123,040	$156,740

Loans held in portfolio:
Commercial:
Secured by real estate — nonresidential	$1,974,364	$2,307,381
Secured by real estate — multifamily	1,360,624	1,506,848
Construction	879,494	494,841
Commercial business	1,155,049	863,935

Total commercial loans	5,369,531	5,173,005

Consumer:
Residential mortgage (one-to-four family)	441,366	613,988
Home equity and other	55,428	51,667

Total consumer loans	496,794	665,655

Total loans held in portfolio (2)	$5,866,325	$5,838,660

Nonperforming loans	$10,229	$19,133
Other real estate owned (OREO)	—	—
Loan delinquency ratio	0.31%	0.48%
Nonperforming assets to total assets	0.12	0.24
Nonperforming loans to total loans	0.17	0.32
Allowance for loan losses to nonperforming loans	553.63	337.33
Allowance for loan losses to loans held in portfolio	0.97	1.11
Net loan to deposit ratio	92.97	94.68

Selected deposit data:
NOW, checking and money market accounts	$1,957,365	$1,784,065
Savings accounts	903,768	946,714
Time deposits	3,520,359	3,533,390

Total deposits	$6,381,492	$6,264,169

Cost of deposits	3.55%	2.75%

Selected equity data:
Book value per share	$7.14	$6.42

United Commercial Bank and subsidiaries regulatory capital ratios:
Total risk-based capital	11.50%	10.98%
Tier 1 risk-based capital	10.56	9.91
Tier 1 leverage ratio	8.70	8.26

UCBH Holdings, Inc. and subsidiaries regulatory capital ratios:
Total risk-based capital	11.71%	11.33%
Tier 1 risk-based capital	10.78	10.26
Tier 1 leverage ratio	8.88	8.56

(1)	Includes net unamortized deferred loan fees of $214,000 at September 30, 2006, and $372,000 at December 31, 2005.

(2)	Includes net unamortized deferred loan fees of $8.9 million at September 30, 2006, and $7.4 million at December 31, 2005.